UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.  )*


                                  Novavax, Inc.
                                ----------------
                                (Name of Issuer)


                          Common Stock ($.01 par value)
                         ------------------------------
                         (Title of Class of Securities)


                                   670002 10 4
                                 --------------
                                 (CUSIP Number)


                               December 31, 1998
              ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)

/X/ Rule 13d-1(c)

/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------
CUSIP No.  670002 10 4
-------------------------

-------------------------------------------------------------------------------
1     |      NAMES OF REPORTING PERSONS
      |      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |           Edward B. Hager/###-##-####
      |
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        U.S.A.
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |        385,000
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |        546,076
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |        385,000
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |        546,076
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     931,076
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     7.02%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON
    |      INDIVIDUAL
    |
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------------
CUSIP No.  670002 10 4
-------------------------

-------------------------------------------------------------------------------
1     |      NAMES OF REPORTING PERSONS
      |      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      |
      |
      |
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON
    |
    |
--------------------------------------------------------------------------------

CUSIP No.  670002 10 4
           -----------

Item 1(a).        Name of Issuer:

                  Novavax, Inc

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  8320 Guilford Road
                  Columbia, MD 21046

Item 2(a).        Name of Persons Filing:

                  Edward B. Hager

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of Edward B. Hager is:

                  Pinnacle Mountain Farms
                  Lyndeboro, NH 03082

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock ($.01 par value)

Item 2(e).        CUSIP Number:

                  CUSIP No. 670002 10 4

Item 3.

CUSIP No.  670002 10 4
           -----------

Item 4.  Ownership.

(a)      Amount Beneficially Owned:                                                   931,076

(b)      Percent of Class:                                                            7.02%
(c)      Number of Shares as to Which Such Person Has:
      (i)         sole power to vote or to direct the vote:                           385,000

     (ii)         shared power to vote or to direct the vote:                         546,076

     (iii)        sole power to dispose or to direct the disposition of:              385,000

     (iv)         shared power to dispose or to direct the disposition of:            546,076



Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.



Item 8.  Identification and Classification of Members of the Group.



Item 9.  Notice of Dissolution of Group.



Item 10. Certifications.

CUSIP No. 670002 10 4
          -----------



                                   SIGNATURES

        After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999



                                                     By: /s/ Edward B. Hager
                                                         -------------------
                                                         Edward B. Hager